Exhibit 10.5

ASTORIA FINANCIAL CORPORATION
EMPLOYMENT AGREEMENT WITH EXECUTIVE OFFICER

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2012 (the “Effective Date”) by and between ASTORIA FINANCIAL CORPORATION, a business corporation organized and operating under the laws of the State of Delaware and having an office at One Astoria Federal Plaza, Lake Success, New York 11042-1085 (the “Company”), and GARY M. HONSTEDT, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Executive currently serves the Company in an executive capacity and serves as an executive of its wholly owned subsidiary, ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION (the “Association”); and

WHEREAS, the Company desires to assure for itself the continued availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

Section 1.                              Employment.

The Company shall employ the Executive, and the Executive hereby accepts such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.                              Employment Period; Remaining Unexpired Employment Period.

(a)                                  The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (the “Employment Period”). The Employment Period shall be for an initial term of two (2) years beginning on the Effective Date and ending on the day before the second anniversary date of the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b).

(b)                                 On the first anniversary of the Effective Date and on each subsequent anniversary date (each, an “Anniversary Date”), the Employment Period shall automatically be extended for an additional year (or if less, through the mandatory retirement date applicable to the Executive under any mandatory retirement policy (the “Mandatory Retirement Date”)) unless either the Company or the Executive has elected not to extend the Agreement further by giving written notice to the other party.  If such a notice is given,  the Employment Period shall end on the day before the second Anniversary Date after the notice is given (or, if earlier, the Mandatory Retirement Date).  Upon termination of the Executive’s employment with the Company for any reason whatsoever, any extensions provided pursuant to this Section 2(b), if not previously discontinued, shall automatically cease.

(c)                                  For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the date the Employment Period is then scheduled to expire, assuming no further extensions occur; provided, however, that the “Remaining Unexpired Employment Period” as of any date upon or following a Change in Control shall mean the period beginning on such date and ending on the day before the second anniversary of such date.

(d)                                 Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive’s employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and the Executive in the event of any such termination shall be determined pursuant to this Agreement.

Section 3.                              Duties.

The Executive shall serve the Company in an executive capacity, having such title, power, authority and responsibility and performing such duties as are prescribed by or pursuant to the By-Laws of the Company, as are customarily associated with such position and as may be assigned by or under the authority of the Board of Directors (the “Board”). The Executive shall devote his or her full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company, its affiliates and subsidiaries and shall use his or her best efforts to advance the interests of the Company.  In the course of his employment, the Executive shall comply with all laws, rules, regulations and judicial and administrative orders applicable to the Company and its business, comply with all written internal policies and procedures contained in any policy, procedures or human resources manual or otherwise furnished to him or her and follow all directions or instructions given by or under the authority of the Board.

Section 4.                              Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him or her a salary at an initial annual rate of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($ 400,000.00), payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. At least annually during the Employment Period, the Board shall review the Executive’s annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive’s annual rate of salary under this Agreement in effect at a particular time be reduced without his or her prior written consent and any such reduction in the absence of such consent shall be a material breach of this Agreement. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.                              Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices.

Section 6.                              Indemnification and Insurance.

(a)                                  During the Employment Period and for a period of six (6) years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b)                                 To the maximum extent permitted under applicable law, during the Employment Period and for the maximum period allowed under applicable law thereafter, the Company shall indemnify the Executive against, and hold him or her harmless from, any costs, liabilities, losses and exposures for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company, to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.  No provision in this Agreement nor any termination or expiration of this Agreement is intended to authorize the elimination or impairment of any right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw of the Company by amendment to such a provision after the occurrence of an act or omission that is the subject of an action, suit or proceeding for which indemnification is sought.

Section 7.                              Other Activities.

(a)                                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he or she may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his or her duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his or her duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives.

(b)                                 The Executive may also serve as an officer or director of the Association on such terms and conditions as the Company and the Association may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his or her duties hereunder or otherwise result in a material breach of this Agreement. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Association, he or she shall (subject to the Company’s powers of termination hereunder) continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Association in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8.                              Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location at which the Company shall maintain its principal executive offices, or at such other location as the Company may reasonably determine. The Company shall provide the Executive at his or her principal place of employment with a private office, secretarial services and other support services and facilities suitable to his or her position with the Company and necessary or appropriate in connection with the performance of his or her assigned duties under this

Agreement. The Company shall provide to the Executive for his or her exclusive use an automobile owned or leased by the Company and appropriate to his or her position, to be used in the performance of his or her duties hereunder, including commuting to and from his or her personal residence. The Company shall (i) reimburse the Executive for all expenses associated with his or her business use of the aforementioned automobile; (ii) reimburse the Executive for his or her ordinary and necessary business expenses incurred in the performance of his or her duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from the Executive’s gross income for federal income tax purposes; (iii) reimburse the Executive for such other expenses as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred.  The Executive shall be responsible for the payment of any taxes on account of his or her personal use of the automobile provided by the Company and on account of any other benefit provided herein.

Section 9.                              Termination of Employment with Severance Benefits.

(a)                                  The Executive shall be entitled to the severance benefits described herein in the event that his or her employment with the Company terminates during the Employment Period under any of the following circumstances:

(i)                                     the Executive’s voluntary resignation from employment with the Company within six (6) months following:

(A)                              the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the office or title to which he or she had been elected or appointed (or a more senior office or title);

(B)                                if the Executive is or becomes a member of the Board, the failure of the stockholders of the Company to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C)                                the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material failure, whether by amendment of the Company’s Certificate of Incorporation or By-laws, action of the Board or the Company’s stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Company cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory;

(D)                               the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his or her total compensation package, other than an across-the-board change that is generally applicable to all similarly situated employees), unless, during such thirty (30) day period, the Company cures such failure in a manner determined by the Executive, in his or her discretion, to be satisfactory; or

(E)                                 the relocation of the Executive’s principal place of employment, without his or her written consent, to a location that increases his or her one-way commuting distance by more than fifty (50) miles;

(ii)                                  the termination of the Executive’s employment with the Company for any other reason not described in Section 10(a).

In such event, the Company shall provide the benefits and pay to the Executive the amounts described in Section 9(b).

(b)                                 Upon the termination of the Executive’s employment with the Company under circumstances described in Section 9(a) of this Agreement, the Company shall pay and provide to the Executive (or, in the event of the Executive’s death following the Executive’s termination of employment, to his or her estate):

(i)                                     the following payments and benefits (together, the “Standard Termination Entitlements”):

(A)                              his or her earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 9(b)) as of the date of the termination of his or her employment with the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in any event not later than thirty (30) days after termination of employment; and

(B)                                the benefits, if any, to which he or she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s officers and employees, including the annual bonus (if any) to which he or she is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan; and

(ii)                                  the following additional payments and benefits (the “Additional Termination Entitlements”):

(A)                              (1)                                  if Executive’s employment terminates before or in the absence of a Change of Control, payment of (or reimbursement to the Executive for) the same portion of premium due for group health plan continuation coverage required to be provided under applicable federal, state or local law that the Company pays for similarly situated active employees for the lesser of the Remaining Unexpired Employment Period or the period for which such continuation coverage is required by law;

(2)                                  if Executive’s employment terminates upon or after a Change of Control, continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(i)(B), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage (including any co-payments and deductibles) equivalent to, and subject to substantially the same the premium sharing arrangements as, the coverage to which he or she would have been entitled under such plans (as in effect on the date of his or her termination of employment, or,  on the date of such Change of Control, whichever benefits are greater), if he or she had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary or compensation, as applicable, achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Company;

(B)                                continued payment of the Executive’s base salary, at the annual rate in effective immediately prior to termination of employment, for the Remaining Unexpired Employment Period, in ratable installments during such period, no less frequently than monthly;

(C)                                a lump sum payment in an amount equal to the annual cash incentive payment, computed at the target level of performance, which the Executive is eligible to receive for the year in which termination occurs multiplied by a fraction, the numerator of which is the Remaining Unexpired Employment Period (expressed in whole months and rounded to the nearest whole month) and the denominator of which is twelve (12), such payment to be in addition to and not in lieu of the annual incentive payment to which the Executive earns under the terms of the annual cash incentive plan for the year in which termination occurs;

(D)                               at the election of the Company made within thirty (30) days following the Executive’s termination of employment with the Company, upon the surrender of all options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company, a lump sum payment (the “Option Surrender Payment”) calculated as follows:

OSP =  (FMV - EP) x N

where:

“OSP” is the amount of the Option Surrender Payment, before the deduction of applicable federal, state and local withholding taxes;

“FMV” is the closing price of the Company’s common stock on the NYSE, or on whatever other stock exchange or market such stock is publicly traded, on the date the Executive’s employment terminates or, if such day is not a day on which such securities are traded, on the most recent preceding trading day on which a trade occurs, provided, however, that if the option or stock appreciation right is for a security other than the Company’s common stock, the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment shall be utilized;

“EP” is the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; and

“N” is the number of shares with respect to which vested options or vested appreciation rights are being surrendered.

The amount and duration of the Additional Termination Entitlements shall be determined by or under the direction of the Company’s Chief Financial Officer and such determination shall be conclusive and binding on all parties in the absence of manifest error.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the Effective Date and that the payments and benefits contemplated by this Section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may elect to condition the payment of any or all of the Additional Termination Entitlements on the receipt of:  (x) the Executive’s resignation from any and all positions which he or she holds as an officer, director or committee member with respect to the Company, the Association or any subsidiary or affiliate of either of them; and/or (y) the Executive’s effective release of the Company, the Association and each subsidiary or affiliate of either of them, and the officers, directors, shareholders, and agents thereof, in form and substance satisfactory to the Company, of any liability to the Executive, whether for compensation or damages, in connection with his employment therewith and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements; provided, however, that each such election will only be effective if the Company notifies the Executive of such election in writing within five (5) days of the Executive’s termination of employment.

Section 10.                       Termination without Additional Company Liability.

(a)                                  In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(i)                                     the discharge of the Executive for Cause, which, for purposes of this Agreement shall mean:

(A)                              the Executive intentionally engages in dishonest conduct in connection with the Executive’s performance of services for the Company resulting in the Executive’s conviction of a felony;

(B)                                the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(C)                                the Executive’s material:  (x) intentional failure to perform, or (y) refusal to satisfactorily perform, the Executive’s duties under this Agreement which is not substantially cured within sixty (60) days after written notice thereof is received by the Executive from the Company;

(D)                               the Executive breaches the Executive’s fiduciary duties to the Company for personal profit;

(E)                                 the Executive’s willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with the Executive’s performance of services for the Company;

(F)                                 the Executive’s material breach of any material provision of this Agreement which is not substantially cured within sixty (60) days after written notice of such breach is received by the Executive from the Company; or

(G)                                any other act or omission on the Executive’s part which the Board determines has had or is reasonably likely to have a material adverse effect on the Company or its business, assets, operations or reputation;

(ii)                                  the Executive’s voluntary resignation from employment with the Company for reasons other than those specified in Section 9(a) or 11(b);

(iii)                               the Executive’s death;

(iv)                              a determination that the Executive is Disabled;

then the Company, except as otherwise specifically provided herein, shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his or her death, to his or her estate) of the Standard Termination Entitlements.

(b)                                 For purposes of Section 10(a)(i), no act or failure to act, on the part of the Executive, shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Except as specifically provided below, the cessation of employment of the Executive shall not be deemed to be for Cause within the meaning of Section 10(a)(i) unless and until:

(i)                                     the Board, by the affirmative vote of 75% of its entire membership, determines that the Executive is guilty of the conduct described in Section 10(a)(i) above, measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(ii)                                  prior to the vote contemplated by Section 10(b)(i), the Board shall provide the Executive with notice of the Company’s intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii)                               after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by Section 10(b)(i), the Executive, together with the Executive’s legal counsel, if the Executive so desires, are afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for the Executive’s discharge; and

(iv)                              after the vote contemplated by Section 10(b)(i), the Company has furnished to the Executive a notice of termination which shall specify the effective date of the Executive’s termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board, certified by its corporate secretary, authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for the Executive’s discharge (the “Final Discharge Notice”).

If the Executive, during the ninety (90) day period commencing on the delivery by the Company to the Executive of the Notice of Intent to Discharge specified in Section 10(b)(ii), resigns his or her employment with the Company prior to the delivery to the Executive by the Company of the Final Discharge Notice specified in Section 10(b)(iv), then the cessation of employment of the Executive shall be deemed to be for Cause.

Following the giving of a Notice of Intent to Discharge, the Company may temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged or is discharged without Cause within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive’s discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Company does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge. If the Executive resigns pursuant to Section 10(b), the Executive shall forfeit his or her right to suspended amounts that have not been restored as of the date of the Executive’s resignation or notice of resignation, whichever is earlier.

(c)                                  The Company may terminate the Executive’s employment on the basis that the Executive is Disabled during the Employment Period upon a determination by the Board, by the affirmative vote of 75% of its entire membership, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing the Executive’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing the Executive’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(i)                                     The Company shall pay and provide the Standard Termination Entitlements to the Executive;

(ii)                                  In addition to the Standard Termination Entitlements, the Company shall continue to pay to the Executive the Executive’s base salary, at the annual rate in effect for the Executive immediately prior to the termination of the Executive’s employment, during a period ending on the earliest of:

(A)                              the expiration of one hundred and eighty (180) days after the date of termination of the Executive’s employment;

(B)                                the date on which long-term disability insurance benefits are first payable to the Executive under any long-term disability insurance plan covering the Executive; or

(C)                                the date of the Executive’s death.

A termination of employment due to Disability under this Section shall be effected by a notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or, if no such date is specified, the date on which the notice of termination is deemed given to the Executive.

Section 11.                       Termination Upon or Following a Change of Control.

(a)                                  A Change of Control of the Company (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i)                                     the consummation of a transaction that results in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)                              at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B)                                at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the securities entitled to vote generally in the election of directors of the Company;

(ii)                                  the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)                               a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv)          the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A)          individuals who were members of the Board on the Initial Effective Date; or

(B)          individuals who first became members of the Board after the Initial Effective Date either:

(I)            upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II)          upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

(v)           any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term “Association” were substituted for the term “Company” therein or the term “Board of Directors of the Association” were substituted for the term “Board”.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Association, or an affiliate or subsidiary of either of them, by the Company, the Association, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)           In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by Section 9(b) in the event of his or her termination of employment with the Company under any of the circumstances described in Section 9(a) of this Agreement or under any of the following circumstances:

(i)            resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following his or her demotion, loss of title, office or significant authority or responsibility or following any reduction in any element of his or her package of compensation and benefits;

(ii)           resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following any relocation of his or her principal place of employment or any change in working conditions at such principal place of employment which the Executive, in his or her reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii)          resignation, voluntary or otherwise, by the Executive at any time during the Employment Period within six (6) months following the failure of any successor to the Company in the Change of Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Company which is at least as favorable to him or her; or

(iv)          resignation, voluntary or otherwise, for any reason whatsoever during the Employment Period within six months following the effective date of the Change of Control.

Section 12.        Internal Revenue Code Section 280G.

Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of the Executive, whether or not made under the terms of this Agreement, either alone or together with other payments and benefits which the Executive has received or has a right to receive, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), such payments and/or benefits shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments or benefits being subject to the excise tax imposed under Section 4999 of the Code. The amount of any required reduction shall be determined and applied in a manner calculated to maximize the after-tax value of the remaining payments and benefits.  All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under Section 4999 of the Code, including the assumptions to be utilized in arriving at such determination, the and amount and application of any required reduction shall be made by independent counsel retained by the Company for this purpose prior to the event or the closing of the transaction which results in the application of Section 4999 of the Code or such other independent counsel or independent firm of certified public accountants as the Company may designate with the consent of the Executive (which consent may be given or withheld in the Executive’s sole and absolute discretion)  (the “Tax Advisor”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of demand from the Executive, or such earlier time as is requested by the Company.  All fees and expenses of the Tax Advisor shall be borne solely by the Company.  Any determination by the Tax Advisor shall be binding upon the Company and the Executive and all other interested parties in the absence of manifest error.

Section 13.        Restrictive Covenants.

(a)           Competition.  The Executive hereby covenants and agrees that, in the event of his or her termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following the date of his or her termination of employment with the Company (or, if less, for the Remaining Unexpired Employment Period), the Executive shall not, without the written consent of the Company, become affiliated with or provide services in any capacity (whether or not as an employee or for remuneration) to any Competitor.  For purposes of this Agreement, “Competitor means person or entity that offers a product or service in direct or indirect competition:

(i)            with a product or service which, at the time of termination of employment, is offered by the Company or any subsidiary of the Company, or the Executive knows or reasonably should know the Company, or any subsidiary of the Company is contemplating offering (the “Company Product”); and

(ii)           in a geographic market in which, at the time of termination of employment,  the Company, or any subsidiary of the Company, offers such Company Product or the Executive knows or reasonably should know that the Company, or any subsidiary of the Company, is contemplating offering such Company Product;

provided, however, that this Section 13(a) shall not apply if the Executive’s employment is terminated for the reasons set forth in Section 9(a); and provided, further, that if the Executive’s employment shall be terminated on account of Disability as provided in Section 10(c) of this Agreement, this Section 13(a) shall not prevent the Executive from accepting any position or performing any services if:

(i)            he or she first offers, by written notice, to accept a similar position with or perform similar services for the Company on substantially the same terms and conditions and

(ii)           the Company declines to accept such offer within ten (10) days after such notice is given.

(b)           Confidential Information.  Unless the Executive obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of the Executive or any person or entity other than the Company, any entity which is a subsidiary of the Company or any entity which the Company is a subsidiary of, any material document or information obtained from the Company, or from its affiliates or subsidiaries, in the course of the Executive’s employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his or her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 13(b) shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(c)           Solicitation of Employees and Customers.  The Executive hereby covenants and agrees that, for a period of one (1) year following the Executive’s termination of employment with the Company, he or she shall not, without the written consent of the Company, either directly or indirectly:

(i)            solicit, offer employment to or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Association or any affiliate or subsidiary of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any Competitor;

(ii)           provide any information, advice or recommendation with respect to any such officer or employee to any Competitor that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Association, or any affiliate or subsidiary of either of them, to terminate his or her employment and accept employment, become affiliated with or provide services for compensation in any capacity whatsoever to any Competitor; or

(iii)          solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company, the Association, or any affiliate or subsidiary of either of them, or any person or entity which the Executive knows or reasonably should know is, at the time of termination of employment, being solicited as a customer,  to terminate an existing or fail to establish a solicited business or commercial relationship with the Company, the Association, or any affiliate or subsidiary of either of them.

(d)           Remedies.  If Executive violates any of the provision of this Section 13, then in addition to any other remedies that may be available to the Company under this Agreement or applicable law:  (i) the executive shall forfeit his or her right to any Additional Termination Entitlements that are unpaid; (ii) the Executive shall repay, on demand, any Additional Termination Entitlements already paid; and (iii) the Executive shall forfeit any outstanding, unexercised options or appreciation rights with respect to the Company’s stock, whether or not vested, and any outstanding, unvested shares of restricted stock of the Company.

(e)           Reasonableness of Covenants. The Executive acknowledges that: (i) the Company has a legitimate business interest in preserving its investment in its confidential and proprietary information, the Company’s employees and the Company’s customers; (ii) the restrictions set forth in this Section 13 constitute reasonable restrictions to protect the Company’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Executive’s ability to seek or secure employment following termination of employment with the Company; and (v) employment by the Company constitutes adequate consideration for his adherence to such restrictions. The Executive hereby waives his right, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 13, to make any argument or assertion to the contrary.

(f)            Reasonableness of Damages. The Executive hereby acknowledges that the remedies provided in Section 13(d) constitute reasonable but non-exclusive damages and waives his or her right, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 13, to make any argument or assertion to the contrary

(g)           Specific Performance. The Executive acknowledges that money damages will not be an adequate remedy for his or her failure to observe or perform any of the covenants set forth in this Section 13. Therefore, the Company shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance. The Executive hereby waives his or her right, in any action or proceeding relating to any application for equitable relief, to make any argument or assertion to the contrary.

(h)           Notification to Subsequent Employers and Potential Employers. Prior to accepting employment with any person or entity other than the Company or a subsidiary of the Company, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof. The Company reserves the right, and the Executive hereby authorizes the Company:  (i) to notify any person or entity making a pre-hire or post-hire inquiry of the Company concerning the Executive of the existence of this Agreement and to furnish to such person or entity a copy hereof and (ii) to notify any Competitor by whom the Executive is subsequently employed, or with whom the Executive is subsequently affiliated as an owner, investor, financier, director, officer, employee, independent contractor, vendor or service provider, whether for or without compensation, of the existence of this Agreement and to furnish to such person or entity a copy hereof.

(i)            Reformation or Modification. In the event that this Section 13 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this Section 13 or any portion hereof in such manner as he, she or it determines to be necessary to render this Section 13 enforceable to the maximum possible extent and to enforce this Section 13 as so modified.

Section 14.        No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time.

Section 15.        Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his or her legal representatives and testate or intestate distributees, and the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations under this Agreement at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 16.        Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Gary M. Honstedt

450 East 83rd Street, Apt. 18B

New York, New York 10028

If to the Company:

Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York 11042-1085
Attention: Chief Executive Officer

with a copy to:

Astoria Financial Corporation
One Astoria Federal Plaza

Lake Success, New York 11042-1085
Attention: General Counsel

Section 17.        Indemnification for Attorneys’ Fees.

The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved, as a result of his or her efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that in the case of any action, suit or proceeding instituted prior to a Change of Control, the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.  Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.

Section 18.        Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 19.        Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 20.        Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 21.        Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 22.        Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 23.        Entire Agreement: Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis.

Section 24.        Guarantee.

The Company hereby agrees to guarantee the payment by the Association of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the Employment Agreement entered into as of the Effective Date between the Association and the Executive.

Section 25.        Non-duplication.

In the event that the Executive shall perform services for the Association or any other affiliate or subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its affiliates and subsidiaries.

Section 26.        Survival.

The provisions of any sections of this Agreement which by its terms contemplates performance after the expiration or termination of this Agreement (including, but not limited to, Sections 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 24, 25, 27, 28 and 29) shall survive the expiration of the Employment Period or termination of this Agreement.

Section 27.        Equitable Remedies.

The Company and the Executive hereby stipulate that money damages are an inadequate remedy for violations of Sections 6(a) or 13 of this Agreement and agree that equitable remedies, including, without limitations, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.

Section 28.        Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

Section 29.        No Offset or Recoupment; No Attachment

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates or subsidiaries may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

Section 30.        Compliance with Section 409A of the Code.

The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations thereunder or qualify for an exception from compliance.  To that end, the Executive and the Company agree that

(a)           the insurance benefits provided in section 6(a) and the indemnification provided in section 6(b) are intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(10) as insurance and indemnification against claims based on acts or omissions as a service provider;

(b)           the expense reimbursements described in Section 8, group health plan premium reimbursements described in Section 9(b)(ii)(A) and legal fee reimbursements described in Section 17 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(c)           the payment described in Section 9(b)(i)(A) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(d)           the benefits and payments described in Section 9(b)(i)(B) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(e)           any welfare benefits provided in kind under section 9(b)(ii)(A) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(f)            the benefits and payments on a disability described in Section 10(c) are expected to be excepted from compliance with Section 409A as “disability pay” pursuant to Treasury Regulation section 1.409A-1(a)(5)

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Executive’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Executive’s separation from service.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his or her hand, all as of the day and year first above written.

ATTEST:			ASTORIA FINANCIAL CORPORATION

By:	/s/ Alan P. Eggleston		By:	/s/ Gerard C. Keegan
	Name:	ALAN P. EGGLESTON		Name:	GERARD C. KEEGAN
	Title:	Senior Executive Vice President,		Title:	Vice Chairman, Senior
		Secretary and Chief Risk Officer			Executive Vice President and
Chief Operating Officer

/s/ Gary M. Honstedt
GARY M. HONSTEDT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 25th day of May, 2012, before me, the undersigned, personally appeared GERARD C. KEEGAN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Anna Knice
ANNA KNICE
Notary Public, State of New York
Qualified in Suffolk County
No. 4980431
Commission Expires: April 22, 2015

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On this 25th day of May, 2012, before me, the undersigned, personally appeared GARY M. HONSTEDT, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Anna Knice
ANNA KNICE
Notary Public, State of New York
Qualified in Suffolk County
No. 4980431
Commission Expires: April 22, 2015